 EXHIBIT 17.1

August 13, 2015

Neil Muller

31423 S. Coast Highway

Laguna Beach, CA 92651

BioCorRx Inc.

601 N. Parkcenter Drive, Suite 103

Santa Ana, CA 92705

Re:    Resignation

To BioCorRx Inc. and its Directors and Officers,

After much thought and consideration I hereby submit my resignation as President, Chairman and Director of BioCorRx Inc. effective as of September 1, 2015.

I never thought that I would leave BioCorRx, but I have spent many years away from my family in Australia and I believe this is the right time for my family and I to prepare for our return home. I’m confident that the company is in good hands and I will truly miss working side by side with all of you.

I have not had any disagreements with Company management or directors.

I am thankful to have served as President and Director for the past 5 years, and I wish the Company continued success as you lead BioCorRx forward on the path of being the leader in the treatment of alcohol and opioid addiction.

Very truly yours,

Neil Muller